UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Probasco, Scott L., Jr.
   736 Market Street, P.O. Box 1638
   Chattanooga, TN  37401
2. Issuer Name and Ticker or Trading Symbol
   SunTrust Banks, Inc.
   (STI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   58-1575035
4. Statement for Month/Year
   August 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |8/6/98|G   |V|1,000             |D  |N/A        |704,800            |D     |                           |
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                           |      |    | |                  |   |           |623,794            |I (1) |                           |
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                           |      |    | |                  |   |           |623,794            |I (2) |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) By SunTrust Bank, Chattanooga, N.A. and R.C. Jones as Co-Trustees under the will of S.L. Probasco, for the benefit of Scott L. Probasco, Jr. and members of his immediate family. Mr. Scott L. Probasco, Jr. has sole voting power with respect to such
shares.
(2) By SunTrust Bank, Chattanooga, N.A. and R.C. Jones as Co-Trustees under the will of S.L. Probasco, for the benefit of Margaret Probasco Jones and family. Mr. Scott L. Probasco, Jr. has sole voting power with respect to such shares, and disclaims beneficial ownership of such
shares.
SIGNATURE OF REPORTING PERSON
/s/ Scott L. Probasco, Jr., by Raymond Fortin, Power of Atty
DATE
September 1, 1998